August 20, 1997

Albert L. Barbara, Vice Chairman
Win Capital Corp.
80 Broad Street
New York, NY 10004

Dear Mr. Barbara:

Tom Motter just returned from Las Vegas where he met with Steven Bayern and Pat Koelnick to discuss the details regarding an investment banking relationship. Based upon their discussions an agreement was reached whereby both parties agreed as follows:

   1) Paradigm Medical Industries, Inc. ("PMED") hereby retains Win Capital Corp. ("WIN") to act as its investment bankers for two (2) year period which would be extended an additional year unless either party notified the other party in writing thirty days before the expiration of the two year contract of their desire to terminate the contractual relationship.

   2) PMED will pay a monthly retainer to WIN of $2,000 for the first six months, #4,000 for the second six months and $6,000 per month for the remainder of the contract.

   3) PMED will issue a warrant to WIN to purchase up to 200,000 shares of common stock at $4.00 per share but not in excess of 4.9% of the current number of common shares outstanding plus common shares to be issued upon the conversion of both the Class A and Class B Preferred Stock issues. In all other respects, the terms of the warrant will be identical to the Class A warrant issued in connection with PMED's public offering in July, 1996.

   The aforementioned terms were submitted to the Paradigm
Board of Directors and was unanimously approved and resolved to authorize the officers of the company to finalize the agreement.

   Please indicate your concurrence by signing below and returning a signed copy of this agreement by facsimile. Upon receipt of your acceptance we will immediately forward our initial month's payment.

Thank you for your assistance. We look forward to a long and fruitful relationship with WIN.

                              Very truly yours,

                              Michael W. Stelzer
                              CEO & President

                              Thomas F. Motter
                              Chairman of the Board

Agreed to and accepted by:

Albert L. Barbara                   Date:
Vice Chairman
Win Capital Corp.